EXHIBIT 77Q3 TO FORM N-SAR

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:


72DD1/72DD2
Series 2
Class A 1,100, Class B 60 & Class C 44

73A1/73A2
Series 2
Class A $0.1000, Class B $0.0100 & Class C $0.0100

74U1/74U2
Series 2-
Class A 11,356, Class B 5,773 & Class C 4,255

74V1/74V2
Series 2-
Class A $13.52, Class B $13.01 & Class C $13.02